Exhibit (a)(1)(E)

Offer To Purchase for Cash

All Outstanding A Ordinary Shares and

All Ordinary Shares Outstanding at Any Time during the Offer, Including Those Ordinary Shares Represented by American Depositary Shares

of

Denison International plc

at

$24.00 Net Per A Ordinary Share and

$24.00 Net Per Ordinary Share, Including Those Represented by

American Depositary Shares

by

Parker-Hannifin Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME,

ON THURSDAY, JANUARY 22, 2004, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 19, 2003

To Our Clients:

Enclosed for your consideration are the Offer To Purchase, dated December 19, 2003 (the “Offer To Purchase”), and the related Letter of Transmittal and Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) and other materials relating to the Offer by Parker-Hannifin Corporation, an Ohio corporation (“Parker”), to purchase all of the outstanding A Ordinary Shares, £8.00 par value per share (the “A Ordinary Shares”), and all of the Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”) outstanding at any time during the Offer, including those Ordinary Shares represented by American Depositary Shares each representing one Ordinary Share (“ADSs,” and together with the A Ordinary Shares and the Ordinary Shares, the “Shares”) of Denison International plc, a public limited company organized under the laws of England and Wales (“Denison”), at a purchase price of $24.00 per Share in cash, without interest. The Offer is subject to the terms and conditions set forth in the Offer To Purchase and the related Letter of Transmittal, which is only applicable to holders of ADSs, and the Form of Acceptance, which is only applicable to holders of A Ordinary Shares and those Ordinary Shares not represented by ADSs, enclosed herewith. Holders of Shares (“Shareholders”) whose American Depositary Receipts evidencing their ADSs (“ADRs”) are not immediately available or who cannot deliver their ADRs and all other required documents to Mellon Investor Services LLC, the Depositary, or complete the procedures for book-entry transfer on or prior to the Expiration Date (as defined in the Offer To Purchase) must tender their ADSs according to the guaranteed delivery procedures set forth in the Offer To Purchase.

We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only. This letter cannot be used by you to tender ADSs held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.     The purchase price is $24.00 per Share in cash, without interest, on the terms and subject to the conditions set forth in the Offer.

2.     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn before the Expiration Date (as defined in the Offer To Purchase) not less than 90% of the Ordinary Shares, including those represented by ADSs, on a fully diluted basis, and not less than 90% of the A Ordinary Shares on a fully diluted basis. Parker may, however, lower the percentages required to meet this condition but not below a majority of the outstanding voting power of the Shares on a fully diluted basis.

3.     The Offer is being made for all Shares outstanding at any time during the Offer.

4.     Shareholders tendering ADSs will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of ADSs by Parker pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of the Letter of Transmittal.

5.     The Offer and withdrawal rights will expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004, unless the Offer is extended or earlier terminated.

6.     The Board of Directors of Denison has unanimously (a) approved and adopted the Acquisition Agreement, dated as of December 7, 2003 (the “Acquisition Agreement”), by and between Parker and Denison and the transactions contemplated by the Acquisition Agreement, including the Offer, (b) recommended that shareholders of Denison accept the Offer and tender their Shares pursuant to the Offer, and (c) determined that the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement, including the Offer, are fair to, and in the best interests of, the shareholders of Denison.

7.     Notwithstanding any other provision of the Offer, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) ADRs evidencing ADSs or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to such ADSs pursuant to the procedures set forth in the Offer To Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of book-entry transfers, an Agent’s Message (as defined in the Offer To Purchase)), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time depending upon when ADRs representing, or confirmations of book-entry transfer of, such ADSs are actually received by the Depositary.

If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. An envelope to return your instructions to us is enclosed. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the instruction form set forth below.

The Offer is made solely by the Offer To Purchase, the related Letter of Transmittal and Form of Acceptance and an advertisement to be published on December 19, 2003 in the Financial Times and is being made to all holders of Shares. The Offer is not being made to (other than by such advertisement) (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Parker by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails or other means of instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Australia, Canada or Japan and will not be capable of acceptance by such use, means, instrumentality or facilities or from Australia, Canada or Japan. Accordingly, neither the Offer To Purchase nor the Letter of Transmittal or Form of Acceptance (or any related offering documentations) is being mailed or otherwise distributed or sent in or into Australia, Canada or Japan.

The Offer To Purchase is not being distributed or sent, into or from Australia, Canada or Japan. Persons reading the Offer To Purchase (including, without limitation, custodians, nominees and trustee) must not distribute or send the Offer To Purchase or the Letter of Transmittal or Form of Acceptance (or any related offering documentation) in, into or from Australia, Canada or Japan or use Australian, Canadian or Japanese mails for any purpose, directly or indirectly, in connection with the Offer and doing so may invalidate any purported acceptance of the Offer.

Instructions with Respect to the

Offer To Purchase for Cash

All Outstanding A Ordinary Shares and

All Ordinary Shares Outstanding at Any Time during the Offer,

Including Those Represented by American Depositary Shares

of

Denison International plc

by

Parker-Hannifin Corporation

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer To Purchase, dated December 19, 2003, and the related Letter of Transmittal and Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Parker-Hannifin Corporation (“Parker”) to purchase all of the outstanding A Ordinary Shares, £8.00 par value per share (the “A Ordinary Shares”), and all of the Ordinary Shares, $0.01 par value per share (“Ordinary Shares”) outstanding at any time during the Offer, including those Ordinary Shares represented by American Depositary Shares each representing one Ordinary Share (the “ADSs,” and together with the A Ordinary Shares and the Ordinary Shares, the “Shares”) of Denison International plc, a public limited company organized under the laws of England and Wales, at a purchase price of $24.00 per Share in cash, without interest, on the terms and subject to the conditions set forth in the Offer To Purchase and the related Letter of Transmittal and Form of Acceptance enclosed herewith.

This will instruct you to tender to Parker the number of ADSs indicated below (or if no number is indicated below, all ADSs) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of ADS to be Tendered:*                                          ADSs

Date:                             , 200

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all ADSs held by us for your account are to be tendered.

This form must be returned to the brokerage firm maintaining your account.

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